Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated October 3, 2022 relating to the financial statements of Brookfield Asset Management Ltd. (the “Manager”), appearing in Registration Statement No. 333-267935 on Form F-1 of the Manager.

We also consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated July 29, 2022 relating to the financial statements of Brookfield Asset Management ULC, appearing in Registration Statement No. 333-267935 on Form F-1 of the Manager.

/s/ Deloitte LLP

Chartered Professional Accountants

Licensed Public Accountants

Toronto, Canada

December 13, 2022